 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Limbach Holdings, Inc. formerly known as 1347 Capital Corp. of our report dated April 15, 2016 on the consolidated financial statements of Limbach Holdings LLC and Subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, which is included in Amendment No. 3 to Form S-4 filed by Limbach Holdings, Inc. formerly known as 1347 Capital Corp. on June 8, 2016. We also consent to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

September 15, 2016